                  Statements regarding computation of ratios
                       Ratio of Earnings to Fixed Charges

                                                        Years Ended December 31,                 June 30,
                                               -------------------------------------------     -------------
                                               1992      1993      1994     1995      1996     1996     1997
                                               ----      ----      ----     ----      ----     ----     ----
Earnings:

  Income from continuing operations before
   income taxes and cumulative effect of
   accounting changes                        $(1,924)  $ 1,424   $ 5,089   $   874   $21,093  $ 6,707  $35,144

  Interest expense                             8,495     7,697    19,279    19,921    17,470    8,488    6,580

  Interest portion of rent expense               257       211     1,499     2,098     2,664    1,332    1,464
                                             -------   -------   -------   -------   -------    -----  -------

  Earnings available for fixed charges       $ 6,828   $ 9,332   $25,867   $22,893   $41,227  $16,527  $43,188
                                             -------   -------   -------   -------   -------  -------  -------
                                             -------   -------   -------   -------   -------  -------  -------

Fixed Charges:

  Interest expense                           $ 8,495   $ 7,697   $19,279   $19,921   $17,470  $ 8,488  $ 6,580

  Interest portion of net rent expense           257       211     1,499     2,098     2,664    1,332    1,464

  Preferred stock dividends                     -         -         -         -         -        -        -
                                             -------   -------   -------   -------   -------  -------  -------

  Total fixed charges                        $ 8,752   $ 7,908   $20,778   $22,019   $20,134  $ 9,820  $ 8,044
                                             -------   -------   -------   -------   -------  -------  -------
                                             -------   -------   -------   -------   -------  -------  -------

Ratio of earnings to fixed charges              0.78      1.18      1.24      1.04      2.05     1.68     5.37
                                             -------   -------   -------   -------   -------  -------  -------
                                             -------   -------   -------   -------   -------  -------  -------

Deficiency of earnings to fixed
 charges                                     $ 1,924   $  -      $  -      $  -      $  -     $  -     $  -
                                             -------   -------   -------   -------   -------  -------  -------
                                             -------   -------   -------   -------   -------  -------  -------
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